As filed with the Securities and Exchange Commission on March 26, 2010.

Registration No. 333-164011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENGION, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	20-0214813
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2900 Potshop Lane, Suite 100

East Norriton, PA 19403

(610) 292-8364

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Nichtberger, MD

President and Chief Executive Officer

Tengion, Inc.

2900 Potshop Lane, Suite 100

East Norriton, PA 19403

(610) 292-8364

Copies to:

Kevin T. Collins, Esq.

Martin C. Glass, Esq.

Jason M. Casella, Esq.

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Telephone: (212) 813-8800

Facsimile: (212) 355-3333

Joseph W. La Barge, Esq. Executive Director and Corporate Counsel Tengion, Inc. 2900 Potshop Lane, Suite 100 East Norriton, PA 19403 (610) 292-8364	David W. Pollak, Esq. David C. Schwartz, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Telephone: (212) 309-6000 Facsimile: (212) 309-6001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-164011) is being filed solely for the purpose of filing an updated Exhibit 10.9 in order to respond to comments received from the Securities and Exchange Commission to the Registrant’s Amended Application for Confidential Treatment. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market listing fee.

Securities and Exchange Commission registration fee	$3,330
FINRA filing fee	5,100
Nasdaq Global Market listing fee	100,000
Blue Sky fees and expenses	2,500
Printing and engraving expenses	257,000
Legal fees and expenses	1,100,000
Accounting fees and expenses	815,000
Transfer Agent and Registrar fees	2,100
Miscellaneous expenses	5,000
Total	2,290,030

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant is entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of the Registrant, the Registrant’s executive officers and directors, and indemnification of the underwriters by the Registrant for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock and preferred stock issued, options granted and warrants issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Capital Stock

(1) On September 24, 2007 and October 15, 2008, we sold an aggregate of 18,332,965 shares and 11,793,127 shares, respectively, of our Series C convertible preferred stock at a price per share of $1.82 for an aggregate purchase price of approximately $54.8 million.

(b) Stock Option Grants and Warrant Issuances

(1) From January 1, 2007 through December 31, 2009, we granted stock options to purchase an aggregate of 679,317 shares of our common stock with exercise prices ranging from $0.44 to $24.80 per share, to certain of our employees, consultants and directors under our 2004 Stock Incentive Plan in connection with services provided by such parties to us.

(2) From December 28, 2006 through October 31, 2008, we issued warrants to an accredited investor, in connection with a loan entered into with such accredited investor, to purchase up to an aggregate of 98,962 shares of our Series A convertible preferred stock and 39,913 shares of our Series C convertible preferred stock, each at an exercise price of $1.61683 per share for the Series A convertible preferred stock and $1.82 per share for the Series C convertible preferred stock.

(3) From December 1, 2006 through October 31, 2008, we issued warrants to an accredited investor, in connection with a loan entered into with such accredited investor, to purchase up to an aggregate of 834,967 shares of our Series A convertible preferred stock, 219,780 shares of our Series B convertible preferred stock and 249,341 shares of our Series C convertible preferred stock, each at an exercise price of $1.61683 per share for the Series A convertible preferred stock and $1.82 per share for the Series B and Series C convertible preferred stock.

(4) From October 31, 2008 through September 23, 2009, we issued warrants to an accredited investor, in connection with a loan entered into with such accredited investor, to purchase up to an aggregate of 158,586 shares of our Series C convertible preferred stock, each at an exercise price of $1.82 per share.

No underwriters were involved in the foregoing issuances of securities. The securities described in paragraph (a)(1) of this Item 15 were issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act, and, in certain cases, in reliance on Regulation D promulgated thereunder, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The securities described in paragraph (b)(1) of this Item 15 were made pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act, or pursuant to Section 4(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The securities described in paragraphs (b)(2), (3) and (4) of this Item 15 were issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the purchasers of shares of our convertible preferred stock described above, the purchasers of shares of our common stock described above and the parties to which warrants were issued described above represented to us in connection with their respective acquisitions described above that they were accredited investors and that they were acquiring the applicable securities for investment and not distribution and to the effect that they could bear the risks of the investment. Such parties received written disclosures that the applicable securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued shares of capital stock and the warrants described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and the applicable restrictions on transfer of the securities.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.

3.1**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.

3.2**	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.

4.1**	Form of the Registrant’s Common Stock Certificate.

4.2**	Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of September 24, 2007.

4.3**	Amendment No. 1 to Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of October 15, 2008.

4.4**	Form of Preferred Stock Warrant by and between Oxford Finance Corporation and the Company.

4.5**	Form of Preferred Stock Warrant by and between Horizon Funding Company II LLC and the Company.

4.6**	Stock Subscription Warrant issued to APCO Worldwide Inc., dated September 1, 2005.

5.1**	Opinion of Goodwin Procter LLP.

10.1**	Lease Agreement by and between 3929 Westpoint Industrial, LLC and Tengion, Inc., dated as of June 8, 2005.

10.2**	First Amendment to Lease by and among Fawn Industrial LLC and 1881 Industrial LLC, successors in interest to 3929 Westpoint Industrial, LLC and together as Landlord, and Tengion, Inc., dated as of March 15, 2007.

10.3**	Sub-Sublease Agreement by and between Corporate Interiors, Inc. and Tengion, Inc., dated as of February 1, 2006, as amended.

10.4**	Lease Agreement by and between Norriton Business Campus, L.P. and Tengion, Inc., dated as of February 1, 2006, as amended.

10.5**	Amended and Restated Tengion, Inc. 2004 Stock Incentive Plan, Form Notice of Stock Option Grant and Stock Option Agreement.

10.6†**	Exclusive License Agreement by and between Children’s Medical Center Corporation and Tengion, Inc., dated as of October 10, 2003.

10.7†**	License Agreement by and between the Company and Wake Forest University Health Sciences, effective as of January 1, 2006.

10.8†**	License Agreement Amendment No. 1 by and between the Company and Wake Forest University Health Sciences, dated as of May 3, 2007.

Exhibit No.	Description
10.9†	Research Agreement by and between the Company and Wake Forest University Health Sciences, effective as of January 1, 2006, as amended.

10.10**	Venture Loan and Security Agreement by and between Horizon Technology Funding Company LLC and Tengion, Inc., effective as of September 1, 2006.

10.11**	First Amendment of Venture Loan and Security Agreement by and between Horizon Technology Funding Company LLC and Tengion, Inc., dated as of September 28, 2007.

10.12**	Second Amendment of Venture Loan and Security Agreement by and between Horizon Technology Funding Company LLC and Tengion, Inc., dated as of October 31, 2008.

10.13**	Venture Loan and Security Agreement by and between Compass Horizon Funding Company, LLC and Tengion, Inc., dated as of October 31, 2008.

10.14**	Master Security Agreement No. 5081099 by and between Oxford Finance Corporation and Tengion, Inc., dated as of July 20, 2005.

10.15**	Amendment Agreement by and between Oxford Finance Corporation and Tengion, Inc., dated as of April 3, 2006.

10.16**	Amendment Agreement by and between Oxford Finance Corporation and Tengion, Inc., dated as of December 28, 2006.

10.17**	Machinery and Equipment Loan Fund #25-9-779 Loan Agreement by and between the Commonwealth of Pennsylvania, acting through the Department of Community and Economic Development, and Tengion, Inc., dated as of December 20, 2007.

10.18**	Machinery and Equipment Loan Fund Security Agreement by and between the Commonwealth of Pennsylvania, acting through the Department of Community and Economic Development, and Tengion, Inc., dated as of December 20, 2007.

10.19**	Offer Letter by and between Steven Nichtberger and the Company, dated as of May 25, 2004.

10.20**	Offer Letter Amendment by and between Steven Nichtberger and the Company, dated as of December 22, 2008.

10.21**	Indemnification Agreement by and between Steven Nichtberger and the Company, dated as of December 2, 2004.

10.22**	Restricted Stock Purchase Agreement by and between the Company and Steven Nichtberger, dated as of August 16, 2004.

10.23**	Restricted Stock Purchase Agreement by and between the Company and Steven Nichtberger, dated as of May 25, 2004.

10.24**	Offer Letter by and between Tim Bertram and Tengion, Inc., dated July 28, 2004.

10.25**	Restricted Stock Agreement by and between Steven Nichtberger and the Company, dated as of May 26, 2004.

10.26**	Offer Letter Amendment by and between Tim Bertram and the Company, dated as of December 22, 2008.

10.27**	Restricted Stock Purchase Agreement by and between the Company and Tim Bertram, dated as of August 16, 2004.

10.28**	Restricted Stock Purchase Agreement by and between the Company and Tim Bertram, dated as of July 28, 2004.

10.29**	Offer Letter by and between Linda Hearne and the Company, dated as of September 22, 2004.

Exhibit No.	Description
10.30**	Amendment of Terms of Offer Letter by and between Linda Hearne and the Company, dated as of June 16, 2009.

10.31**	Offer Letter by and between Mark Stejbach and the Company, dated June 24, 2008.

10.32**	Offer Letter Amendment by and between Mark Stejbach and the Company, dated as of December 22, 2008.

10.33**	Form of Indemnification Agreement.

10.34**	2010 Stock Option and Incentive Plan, Form of Incentive Stock Option Agreement, Form of Non-Qualified Stock Option Agreement and Form of Restricted Stock Award Agreement.

10.35**	Letter Agreement by and between Oxford Finance Corporation and the Company, dated as of February 23, 2010.

10.36**	Tengion, Inc. Non-Employee Director Compensation Policy.

10.37**	Venture Loan and Security Agreement by and between Compass Horizon Funding Company LLC and Tengion, Inc., dated as of March 12, 2010.

16.1**	Letter from KPMG LLP.

23.1**	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2**	Consent of KPMG LLP, independent registered public accounting firm.

23.3**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (contained on signature page).

**	Previously filed.
†	Confidential treatment has been requested for certain provisions omitted from this Exhibit pursuant to Rule 406 promulgated under the Securities Act. The omitted information has been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Norriton, State of Pennsylvania, on the 26th day of March, 2010.

TENGION, INC.

By:	/s/ Steven Nichtberger
Steven Nichtberger, MD
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities, and on the dates indicated below.

Signature	Title	Date

/s/ Steven Nichtberger Steven Nichtberger, MD	President and Chief Executive Officer, Director (Principal Executive Officer)	March 26, 2010

/s/ Linda Hearne Linda Hearne	Vice President, Finance (Principal Financial and Accounting Officer)	March 26, 2010

* David I. Scheer	Chairman of the Board of Directors	March 26, 2010

* Carl-Johan Dalsgaard, MD, Phd	Director	March 26, 2010

* Brenda D. Gavin, DVM	Director	March 26, 2010

* Gary J. Kurtzman, MD	Director	March 26, 2010

* James Nahirny	Director	March 26, 2010

* Lorin J. Randall	Director	March 26, 2010

*By:	/s/ Steven Nichtberger	March 26, 2010
Steven Nichtberger, MD As Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.

3.1**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.

3.2**	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.

4.1**	Form of the Registrant’s Common Stock Certificate.

4.2**	Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of September 24, 2007.

4.3**	Amendment No. 1 to Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of October 15, 2008.

4.4**	Form of Preferred Stock Warrant by and between Oxford Finance Corporation and the Company.

4.5**	Form of Preferred Stock Warrant by and between Horizon Funding Company II LLC and the Company.

4.6**	Stock Subscription Warrant issued to APCO Worldwide Inc., dated September 1, 2005.

5.1**	Opinion of Goodwin Procter LLP.

10.1**	Lease Agreement by and between 3929 Westpoint Industrial, LLC and Tengion, Inc., dated as of June 8, 2005.

10.2**	First Amendment to Lease by and among Fawn Industrial LLC and 1881 Industrial LLC, successors in interest to 3929 Westpoint Industrial, LLC and together as Landlord, and Tengion, Inc., dated as of March 15, 2007.

10.3**	Sub-Sublease Agreement by and between Corporate Interiors, Inc. and Tengion, Inc., dated as of February 1, 2006, as amended

10.4**	Lease Agreement by and between Norriton Business Campus, L.P. and Tengion, Inc., dated as of February 1, 2006, as amended

10.5**	Amended and Restated Tengion, Inc. 2004 Stock Incentive Plan, Form Notice of Stock Option Grant and Stock Option Agreement.

10.6†**	Exclusive License Agreement by and between Children’s Medical Center Corporation and Tengion, Inc., dated as of October 10, 2003.

10.7†**	License Agreement by and between the Company and Wake Forest University Health Sciences, effective as of January 1, 2006.

10.8†**	License Agreement Amendment No. 1 by and between the Company and Wake Forest University Health Sciences, dated as of May 3, 2007.

10.9†	Research Agreement by and between the Company and Wake Forest University Health Sciences, effective as of January 1, 2006, as amended.

10.10**	Venture Loan and Security Agreement by and between Horizon Technology Funding Company LLC and Tengion, Inc., effective as of September 1, 2006.

10.11**	First Amendment of Venture Loan and Security Agreement by and between Horizon Technology Funding Company LLC and Tengion, Inc., dated as of September 28, 2007.

10.12**	Second Amendment of Venture Loan and Security Agreement by and between Horizon Technology Funding Company LLC and Tengion, Inc., dated as of October 31, 2008.

Exhibit No.	Description
10.13**	Venture Loan and Security Agreement by and between Compass Horizon Funding Company, LLC and Tengion, Inc., dated as of October 31, 2008.

10.14**	Master Security Agreement No. 5081099 by and between Oxford Finance Corporation and Tengion, Inc., dated as of July 20, 2005.
10.15**	Amendment Agreement by and between Oxford Finance Corporation and Tengion, Inc., dated as of April 3, 2006.

10.16**	Amendment Agreement by and between Oxford Finance Corporation and Tengion, Inc., dated as of December 28, 2006.

10.17**	Machinery and Equipment Loan Fund #25-9-779 Loan Agreement by and between the Commonwealth of Pennsylvania, acting through the Department of Community and Economic Development, and Tengion, Inc., dated as of December 20, 2007.

10.18**	Machinery and Equipment Loan Fund Security Agreement by and between the Commonwealth of Pennsylvania, acting through the Department of Community and Economic Development, and Tengion, Inc., dated as of December 20, 2007.

10.19**	Offer Letter by and between Steven Nichtberger and the Company, dated as of May 25, 2004.

10.20**	Offer Letter Amendment by and between Steven Nichtberger and the Company, dated as of December 22, 2008.

10.21**	Indemnification Agreement by and between Steven Nichtberger and the Company, dated as of December 2, 2004.

10.22**	Restricted Stock Purchase Agreement by and between the Company and Steven Nichtberger, dated as of August 16, 2004.

10.23**	Restricted Stock Purchase Agreement by and between the Company and Steven Nichtberger, dated as of May 25, 2004.

10.24**	Offer Letter by and between Tim Bertram and Tengion, Inc., dated July 28, 2004.

10.25**	Restricted Stock Agreement by and between Steven Nichtberger and the Company, dated as of May 26, 2004.

10.26**	Offer Letter Amendment by and between Tim Bertram and the Company, dated as of December 22, 2008.

10.27**	Restricted Stock Purchase Agreement by and between the Company and Tim Bertram, dated as of August 16, 2004.

10.28**	Restricted Stock Purchase Agreement by and between the Company and Tim Bertram, dated as of July 28, 2004.

10.29**	Offer Letter by and between Linda Hearne and the Company, dated as of September 22, 2004.

10.30**	Amendment of Terms of Offer Letter by and between Linda Hearne and the Company, dated as of June 16, 2009.

10.31**	Offer Letter by and between Mark Stejbach and the Company, dated June 24, 2008.

10.32**	Offer Letter Amendment by and between Mark Stejbach and the Company, dated as of December 22, 2008.

10.33**	Form of Indemnification Agreement.

10.34**	2010 Stock Option and Incentive Plan, Form of Incentive Stock Option Agreement, Form of Non-Qualified Stock Option Agreement and Form of Restricted Stock Award Agreement.

Exhibit No.	Description
10.35**	Letter Agreement by and between Oxford Finance Corporation and the Company, dated as of February 23, 2010.

10.36**	Tengion, Inc. Non-Employee Director Compensation Policy.

10.37**	Venture Loan and Security Agreement by and between Compass Horizon Funding Company LLC and Tengion, Inc., dated as of March 12, 2010.

16.1**	Letter from KPMG LLP.

23.1**	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2**	Consent of KPMG LLP, independent registered public accounting firm.

23.3**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (contained on signature page).

**	Previously filed.
†	Confidential treatment has been requested for certain provisions omitted from this Exhibit pursuant to Rule 406 promulgated under the Securities Act. The omitted information has been filed separately with the Securities and Exchange Commission.